Exhibit 99.1
Unity Bancorp Announces Continued Expansion into Lehigh Valley, Pennsylvania

CLINTON, N.J., Aug. 7 /PRNewswire-FirstCall/ -- Unity Bancorp, Inc. (Nasdaq: UNTY), parent company of Unity Bank, announced that the Bank has opened its second retail branch in Lehigh Valley, Pennsylvania. The branch is a leased facility, located at 3091 William Penn Highway in the William Penn Plaza shopping center in Easton, Pennsylvania.

“This location represents the continuation of Unity’s branch expansion strategy,” said James A. Hughes, Unity’s President and Chief Executive Officer. “We now have two branches in Pennsylvania and are continuing to move forward with our targeted branch expansion plans,” said Mr. Hughes.

Unity Bancorp, Inc., is a financial service organization headquartered in Clinton, New Jersey, with $732 million in assets and $596 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 16 retail service centers located in Hunterdon, Middlesex, Somerset, Warren and Union counties in New Jersey and Northampton County, Pennsylvania. For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company's control and could impede its ability to achieve these goals.